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Exhibit (l)

November 21, 2006

Stewart Capital Mutual Funds
800 Philadelphia Street
Indiana, PA 15701

Ladies and Gentlemen:

     9th Street Holdings, Inc. proposes to acquire 10,000 shares of beneficial interest (the "Shares") of the Stewart Capital Mid Cap Fund (the "Fund"), a series of the Stewart Capital Mutual Funds (the "Trust"), at a purchase price of $10 per share for a total of $100,000. 9th Street Holdings, Inc. will purchase the Shares in a private offering prior to the effectiveness of the registration statement filed by the Trust on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the "1940 Act").

     The Shares are being purchased pursuant to Section 14 of the 1940 Act to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

     In connection with such purchase, 9th Street Holdings, Inc. understands that it, the purchaser, intends to acquire the Shares for its own account as the sole beneficial owner thereof and has no present intention of redeeming or reselling the Shares so acquired.

     9th Street Holdings, Inc. consents to the filing of this Investment Letter as an exhibit to the registration statement of the Trust on Form N-1A.

Sincerely,


/s/ Robert E. Rout
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By: Robert E. Rout
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Title: President
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